EXCHANGE AGREEMENT

      This Exchange Agreement ("Agreement") is entered into effective this ____ day of May 2008, by and between ABC Funding, Inc., a Nevada corporation (the "Company") and _________________________ (the "Holder").

      WHEREAS, the Holder has held a certain Convertible Promissory Note made by the Company in Holder's favor, in the original principal face amount of $______ (as amended, the "Note");

      WHEREAS, the Note matured on February 28, 2008;

      WHEREAS, the Company has requested that Holder surrender Holder's Note in exchange for the issuance by the Company to the Holder, of such number of shares of the Company's Series A Preferred Stock $0.001 par value per share (the "Series A Preferred Stock"), as set forth below.

      NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Holder hereby surrenders the Note and accepts in full satisfaction of all obligations (monetary and otherwise) of the Company thereunder, including, without limitation, the repayment of principal and accrued interest, ______ shares of Series A Preferred Stock.

2. As further set forth in the Certificate of Designation governing the Series A Preferred Stock, a copy of which has been furnished to the Holder, each share of Series A Preferred Stock will automatically convert into 20 shares of the Company's common stock $0.001 par value per share ("Common Stock"), upon the effectiveness of an amendment to the Company's Articles of Incorporation, increasing the number of shares of Common Stock that the Company is authorized to issue to 149,000,000 (the "Charter Amendment").

3. The Company represents and warrants that the filing of the Charter Amendment has been authorized by its Board of Directors and by the holders of a majority of the Company's issued and outstanding Common Stock. The Company covenants and agrees that it will file the Charter Amendment with the Secretary of State of Nevada, as soon as reasonably practicable after the date hereof.

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4.    Holder represents and warrants to the Company that Holder (i) has received all interest under the Note through February 28, 2008, (ii) has not previously declared any amounts to be due under the Note, (iii) has not sold, transferred or pledged his interest in the Note to any third party,
      (iv) is an "accredited investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended and (v) understands that the shares of Series A Preferred Stock and the shares of Common Stock issuable upon conversion thereof, are restricted securities, and may not be resold until such time as such securities have been registered under the Securities Act or pursuant to an exemption from registration under said Act.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                            ABC FUNDING, INC.


                                            By:
                                                --------------------------------
                                                Steven Barrenechea
                                                Chief Executive Officer


                                            ------------------------------------
                                            Holder